Exhibit 99.(g)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of this 15th day of November, 2024 by and between iDirect Private Credit Fund, L.P., a Delaware limited partnership (such limited partnership and any successor entity, the “Fund”), and iDirect Private Credit Advisors, LLC, a Delaware limited liability company (the “Adviser”).

1. Duties of Adviser.

(a)            The Fund hereby engages the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Fund’s general partner (the “General Partner” (or, following the Closed-End Fund Conversion (as defined below), the board of trustees of the Fund (the “Board of Trustees”)), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Fund’s Private Placement Memorandum, dated October 2024, as the same may be amended from time to time, and, following the Closed-End Fund Conversion, in any registration statements filed by the Fund with the Securities and Exchange Commission (the “SEC”); (ii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s organizational documents, as the same may be amended or superseded from time to time; and (iii) following the Closed-End Fund Conversion, in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”) and such policies and instructions as the Board of Trustees may establish.

During the term of the Fund, the Fund may (i) restructure (including by converting to other corporate entities), (ii) become a registered investment company under the 1940 Act, and (iii) be treated as a regulated investment company (a “RIC”) for U.S. federal income tax purposes (collectively, the “Closed-End Fund Conversion”).

Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, source, research, evaluate and negotiate the structure of the investments made by the Fund; (iii) monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Fund and its portfolio companies, as required. The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to directly or indirectly (including through any subsidiary of the Fund (a “Subsidiary”)) incur indebtedness, the Adviser will arrange for such incurrence on the Fund’s behalf, subject to the oversight of the General Partner (or, following the Closed-End Fund Conversion, the Board of Trustees). If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a Subsidiary or other special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such Subsidiary or other special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the 1940 Act following the Closed-End Fund Conversion). The authority of the Adviser conferred pursuant to this Agreement shall apply equally in respect of any controlled Subsidiary of the Fund.

(b)            The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)            The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Adviser and the Fund. The Adviser shall be responsible for any compensation payable to any Sub-Adviser. Nothing in this subsection 2(c) will obligate the Adviser to pay any expenses that are the expenses of the Fund under Section 3 hereof. Following the Closed-End Fund Conversion, any sub-advisory agreement entered into by the Adviser shall be subject to approval by the Board of Trustees as required by Section 15 of the 1940 Act and shall otherwise be in accordance with the requirements of the 1940 Act and other applicable federal and state law.

(d)            The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(e)            Following the Closed-End Fund Conversion, the Adviser shall keep and preserve for the period required by the 1940 Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records in accordance with Section 31(a) of the 1940 Act with respect to the Fund’s portfolio transactions and shall render to the Fund’s Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request, provided that the Adviser may retain a copy of such records.

(f)            The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2. Portfolio Transactions.

(a) The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b) The Adviser may select affiliates of the Adviser as brokers or dealers in connection with purchase and sale transactions for the Fund. The Fund understands that such affiliates may provide execution services relative to the purchase and/or sale of securities for the Fund, provided that any such affiliate of the Adviser discloses at least annually, and as may be required under the Fund’s Rule 17e-1 Procedures, as amended from time to time with notice to the Adviser (the “Procedures”), the amount of the commission it has received. By executing this Agreement, the Fund authorizes an affiliate of the Adviser to effect securities transactions on behalf of the Fund and to retain compensation therewith, provided that any such compensation is permissible under the Procedures. This authorization is being executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder.

(c) Unless and until otherwise directed by the Board of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

(d) The Adviser will promptly communicate to the officers and the Board of the Fund such information relating to portfolio transactions as they may reasonably request.

3. Compensation of the Adviser.

(a) Prior to the Closed-End Fund Conversion, the Fund will pay to the Adviser a management fee equal to an annualized rate equal to 1.25% per annum (i.e., 0.1042% per month) (the “Management Fee”) for each limited partner of the Fund (each, a “Limited Partner”) (each, the applicable Limited Partner’s “Management Fee Rate”) of the Net Asset Value (as defined below) of the Limited Partner’s capital account established on the books of the Fund (each, a “Capital Account”). The “Net Asset Value” of a Limited Partner’s Capital Account means such Capital Account’s gross assets less its gross liabilities as of any date of determination.

(b) Following the Closed-End Fund Conversion, the Management Fee will be equal to an annualized rate equal to 1.25% per annum of the Fund’s average daily Net Asset Value.

(c) In the event of termination of this Agreement, the Management Fee provided in this Section 3 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

(d) In addition to the Management Fee, the Fund will bear the following expenses:

i.	an investor servicing fee to iCapital Markets LLC;

ii.	organizational expenses;

iii.	liquidation expenses of the Fund; taxes and any interest and penalties thereon, fees or government charges which may be assessed against the Fund and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Fund;

iv.	expenses and fees related to audits of the Fund’s books and records and preparation of the Fund’s tax returns and other third-party provider expenses, including expenses related to tax reporting including under the Foreign Account Tax Compliance Act;

v.	costs of preparing, distributing and filing financial statements and other reports to and other communications with the Limited Partners or shareholders of the Fund (collectively, Shareholders” and each a “Shareholder”), as well as costs of all governmental returns;

vi.	compliance expenses, including reports and filings of the Fund, the General Partner or the Adviser, including, without limitation, Form ADV, Form PF, reports required to be filed with the U.S. National Futures Association, if applicable, and any other applicable filings or reports with respect to the Fund including fees and costs of any third-party service providers and professionals engaged to assist in the preparation of such reports or filings or provide any other services related to the foregoing;

vii.	any costs or expenses in connection with the Fund’s investments in credit instruments, including unitranche, first lien, second lien and mezzanine loans, and to a lesser extent business development companies and other investment companies (collectively, “Investment Interests”) (including legal costs associated with the execution, negotiation or management of the Investment Interests);

viii.	travel expenses (e.g., airfare, lodging, meals, car service (or car rentals, including gas and mileage) and technology expenditures, such as printing and Wi-Fi) for personnel of the Adviser to meet with other asset managers or their affiliates, for capital raising efforts, including to meet with prospective Limited Partners of the Fund or any one or more additional limited partnerships or other investment vehicles formed at any time (regardless of whether the Fund or any parallel “offshore” entity has a similar limited partnership or investment vehicle) to invest in parallel with the Fund (each, a “Parallel iDirect Fund”) (or their professional advisors) and for marketing efforts of the Adviser in new or additional jurisdictions;

ix.	extraordinary one-time expenses of the Fund;

x.	the cost and expenses (including travel-related expenses) of hosting meetings of the Limited Partners, or otherwise holding meetings or conferences with Limited Partners, whether individually or in a group;

xi.	all expenses relating to distributions to the Shareholders and other expenses associated with the acquisition, holding and disposition of the Fund’s investments, including extraordinary expenses;

xii.	actual, threatened or otherwise anticipated litigation, mediation, arbitration or other dispute resolution process, including any judgment, other award or settlement entered into in connection therewith;

xiii.	indemnification (including any fees, costs and expenses incurred in connection with indemnifying any Limited Partner or other person and advancing fees, costs and expenses incurred by any such person in defense or settlement of any claim that may be subject to a right of indemnification pursuant to this Agreement);

xiv.	financing, commitment, origination and similar fees and expenses; broker, dealer, finder, underwriting (including both commissions and discounts), loan administration and private placement fees, sales commissions, investment banking fees and fees for similar services;

xv.	brokerage, sale, custodial, depository, trustee, record keeping, account and similar services; expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, research, auditing, appraisal, advisory, valuation, legal and recording fees and expenses, administrative (including any fees and expenses of the administrator or custodian related to the Fund, the General Partner or the Adviser), custodial and registration services provided to the Fund and any expenses attributable to consulting services, including in each case services with respect to the proposed purchase or sale of securities by the Fund that are not reimbursed by the issuer of such securities or others (whether or not any such purchase or sale is consummated);

xvi.	filing, title, transfer, registration and other similar fees and expenses;

xvii.	printing, communications, marketing and publicity; developing, licensing, implementing, maintaining or upgrading any web portal, extranet tools, computer software or other administrative or reporting tools (including subscription-based services) for the benefit of the Fund or the Shareholders;

xviii.	any activities with respect to protecting the confidential or non-public nature of any information or data;

xix.	fees and expenses incurred in connection with or otherwise relating to the preparation of form documentation in respect of transfers;

xx.	fees and expenses incurred in respect of any arrangement to provide additional liquidity to Limited Partners and facilitate the process for Limited Partners to sell all or any portion of their limited partnership interests (the “Interests”);

xxi.	amendments to, and waivers, consents, or approvals pursuant to, the constituent documents of the Fund, the General Partner, the Adviser or their affiliates;

xxii.	complying with any law or regulation related to the activities of the Fund (including regulatory expenses of the General Partner incurred in connection with the operation of the Fund and legal fees and expenses related thereto);

xxiii.	any governmental inquiry, investigation or proceeding involving the Fund, including the amount of any judgments, settlements, or fines paid in connection therewith; and directors and officers liability, errors and omissions liability and general partner liability premiums and other insurance and regulatory expenses to protect the Fund, the General Partner, the Adviser and any of their respective partners, members, shareholders, officers, directors, employees, agents or affiliates in connection with the activities of the Fund;

xxiv.	fees and expenses of other custodians; and

xxv.	any costs of the Investment Interests that are passed through to the Fund.

4. Other Services. The Adviser will provide to the Fund, or will arrange at its expense to be provided to the Fund, such management and administrative services as may be agreed upon from time to time by the Adviser and the Fund. These services initially will include, among other things providing to the Fund office facilities, equipment, personnel and other services.

5. Reports. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to the Shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6. Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

7. Liability of Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act, the Adviser shall not be subject to any liability whatsoever to the Fund, or to any Shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

8. Indemnification.

(a) (i) Prior to the Closed-End Fund Conversion, the Fund shall indemnify the Adviser (including for this purpose each officer, director, shareholder, member (including each officer, director and employee of such member), principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, willful misconduct or actual fraud of the duties involved in the conduct of the indemnitee’s office. The losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(ii) Following the Closed-End Fund Conversion, to the fullest extent permitted by law, the Fund shall, subject to Section 8(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, shareholder, member (including each officer, director and employee of such member), principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. The losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) or Section 8(b) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the trustees (each, a “Trustee,” and collectively, the “Trustees”) of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (“Independent Trustees”) (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 8(a) or Section 8(b) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office or (ii) the Trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its Shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

(d) Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 8. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Fund (or on any Shareholder acting derivatively or otherwise on behalf of the Fund or its Shareholders).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

9. Permissible Interests. Subject to and in accordance with the First Amended and Restated Limited Partnership Agreement of the Fund, dated as of November 15, 2024 (as it may be amended from time to time, the “LP Agreement”), Trustees, officers, agents and Shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers, agents, shareholders or otherwise; directors, officers, agents, partners, and shareholders of the Adviser are or may be interested in the Fund as Trustees, officers, Shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a Shareholder or otherwise; and the effect of any such interrelationships shall be governed by the LP Agreement and the provisions of the 1940 Act.

10. Effectiveness, Duration and Termination of Agreement.

(a)	This Agreement shall become effective as of the first date above written.

(b)	Prior to the Closed-End Fund Conversion, this Agreement shall remain in effect unless and until (i) it is terminated by the mutual agreement of the parties hereto or (ii) the Fund is terminated under the LP Agreement.

(c)	Following the Closed-End Fund Conversion:

(i)	This Agreement shall continue in effect for two years from the date of the Closed-End Fund Conversion, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Fund’s Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) and (B) the vote of a majority of the Fund’s Independent Trustees in accordance with the requirements of the 1940 Act; and

(ii)	The Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund, or by the vote of the Fund’s Board of Trustees or by the Adviser.

(d)	This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

(e)	The provisions of Sections 3, 8, and 15 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 3 and 4 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and each Covered Person as and to the extent applicable.

11. Use of Name. The Fund acknowledges that, as between the Fund and the Adviser, the Adviser or its members own and control the term “iDirect.” The Adviser grants to the Fund a royalty-free, non-exclusive license to use the name “iDirect” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Adviser, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of its Board of Trustees or Shareholders) to change its name and to discontinue any further use of the name “iDirect” in the name of the Fund or otherwise. The name “iDirect” may be used or licensed by the Adviser in connection with any of its activities, or licensed by the Adviser to any other party.

12. Definitions. As used in this Agreement, the terms “assignment,” “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

13. Amendment of Agreement. Prior to the Closed-End Fund Conversion, this Agreement may be amended by consent of the General Partner, the Adviser and Limited Partners holding greater than 50% of the Interests; provided, however, that without the consent of the Limited Partners, the Adviser and the General Partner may amend this Agreement to (i) make a change that does not adversely affect the Limited Partners in any material respect; (ii) make a change that is necessary or desirable to cure any ambiguity, or to correct or supplement any provision in this Agreement that would otherwise be inconsistent with any other provision in this Agreement, or to otherwise provide for matters or questions arising under this Agreement so long as such change shall not be inconsistent with the provisions of this Agreement, in each case so long as such change does not adversely affect the Limited Partners in any material respect; (iii) make a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any U.S. federal, state or non U.S. governmental entity, so long as such change is made in a manner which minimizes any adverse effect on the Limited Partners; (iv) make any amendments that are required or appropriate to facilitate the Closed-End Fund Conversion in accordance with Article VIII of the LP Agreement; (v) make any other amendments similar to the foregoing; or (vi) immediately prior to the Closed-End Fund Conversion, subject to applicable law, to remove any provision of this Agreement that would not continue to apply following the Closed-End Fund Conversion.

Following the Closed-End Fund Conversion, this Agreement may be amended by the mutual consent of the parties hereto; provided that the approval of the Fund’s Independent Trustees and the majority of the outstanding voting securities of the Fund must be obtained in conformity with the requirements of the 1940 Act, in each case, to the extent required by law.

14. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

16. Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

18. Fund Obligations. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Limited Partners, Shareholders, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

IDIRECT PRIVATE CREDIT FUND, L.P.:		iDirect Private Credit Advisors, LLC

By:	/s/ Nicholas Veronis	By:	/s/ Samuel Scarritt-Selman
Name:	Nicholas Veronis	Name:	Samuel Scarritt-Selman
Title:	Authorized Signatory	Title:	Authorized Signatory